Exhibit 99.1

FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
May 25, 1999                         Media - CenturyTel, Patricia Cameron
                                     (318) 388-9674
                                     patricia.cameron@centurytel.com
                                     Investors - CenturyTel, Jeffrey S. Glover
                                     (318) 388-9648
                                     jeff.glover@centurytel.com


                   CenturyTel Declares Quarterly Cash Dividend
                   -------------------------------------------

MONROE, La... May 25,1999.. CenturyTel,Inc.(NYSE: CTL) today announced that the Board of Directors voted to declare a quarterly cash dividend of $.045 per share, payable on June 18, 1999, to shareholders of record on June 4, 1999.

The Board also approved an amendment to the Company's shareholder rights plan that increases the exercise price of each right issued thereunder to $135 per 1/225 of a preference share. This increase is intended to preserve the effectiveness of the plan in light of the appreciation of the Company's stock price since the plan was adopted in late 1996.

CenturyTel, Inc. provides integrated communications services including local exchange, wireless, long distance, Internet access and security monitoring services to more than two million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 9th largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States.